Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock of The Charles Schwab Corporation, a Delaware corporation, unless and until a Reporting Person shall give written notice to the other Reporting Persons that it wishes to make separate Schedule 13D filings. The undersigned hereby further agree that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: October 16, 2020

THE TORONTO-DOMINION BANK

By:	/s/ Barbara Hooper
Name:	Barbara Hooper
Title:	Executive Vice President

TD GROUP US HOLDINGS LLC

By:	/s/ Kelvin Tran
Name:	Kelvin Tran
Title:	Executive Vice President and Chief Financial Officer

TD LUXEMBOURG INTERNATIONAL HOLDINGS SARL

By:	/s/ Scott Ferguson
Name:	Scott Ferguson
Title:	Authorized Signatory